Exhibit 99.01

Lexar Media, Inc.
Michael P. Scarpelli
Chief Financial Officer
(510) 580-8730
mscarpelli@lexar.com

Matthew Sherman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 x165
msherman@joelefrank.com

Jennifer Jarman
The Blueshirt Group
(510) 443-3400
investor@lexar.com

FOR IMMEDIATE RELEASE
Lexar Media, Inc. Stockholders Approve Merger
with Micron Technology, Inc.
FREMONT, Calif. – June 16, 2006 – Lexar Media, Inc. (Nasdaq: LEXR) today announced that at the Company’s special meeting of stockholders held today, Lexar stockholders approved the adoption of the amended merger agreement with Micron Technology, Inc. (NYSE: MU). The transaction was approved by more than 50% of the shares outstanding and more than 70% of the shares voting on the proposal. The transaction is expected to close as soon as practicable.
“We are extremely pleased with the outcome of today’s vote,” said Eric Stang, Lexar’s Chairman, Chief Executive Officer and President. “We believe that our merger with Micron is the best option for our stockholders, our employees and the future of Lexar. On behalf of Lexar’s Board of Directors, I want to thank our stockholders and hard-working employees for their support throughout this process. We look forward to completing this transaction with Micron and we anticipate a smooth transition.”
As previously announced, on March 8, 2006, Lexar and Micron entered into a definitive merger agreement under which Micron would acquire all of the outstanding common stock of Lexar in a stock-for-stock merger. On June 5, 2006, Lexar and Micron announced that the boards of directors of each of Micron and Lexar unanimously approved, and Micron and Lexar executed, an amendment to their merger agreement providing for an increase in the exchange ratio that each outstanding share of Lexar common stock would receive in the merger to 0.5925 shares of Micron common stock from 0.5625 shares of Micron common stock.
About Lexar Media, Inc.
Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. Lexar holds over 98 issued or allowed controller and system patents, and licenses its technology to companies including Olympus Corporation, Samsung Electronics Co., Ltd., SanDisk Corporation and Sony Corporation. Lexar sells its memory cards worldwide and through an exclusive agreement, also sells memory cards under the Kodak® brand. Headquartered in Fremont, California, Lexar has operations in countries around the world. More information is available at www.lexar.com.
Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other trademarks are the property of their respective owners.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties concerning Micron’s proposed acquisition of Lexar Media, Inc., including the timing of the closing of the merger. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the transaction will not close or that the closing may be delayed. In addition, please refer to the documents that Micron and Lexar file with the Securities and Exchange Commission on Forms S-4, 10-K, 10-Q and 8-K. The filings by each of Micron and Lexar identify and address other important factors that could cause actual results to differ materially from those contained in the forward-looking statements set forth in this press release. Micron and Lexar are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.
Additional Information About the Merger and Where to Find It
Micron has filed a registration statement on Form S-4 (Registration No. 333-132757), as amended, containing a definitive proxy statement/prospectus and other relevant materials in connection with the proposed acquisition of Lexar by Micron. On June 9, 2006, supplemental materials and the definitive proxy statement/prospectus was mailed to Lexar stockholders of record as of the close of business on April 28, 2006. Investors and security holders of Lexar are urged to read the supplemental materials and the definitive proxy statement/prospectus and the other relevant materials because they contain important information about Micron, Lexar and the proposed merger. The supplemental materials and the definitive proxy statement/ prospectus and other relevant materials, and any other documents filed by Micron or Lexar with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Micron by contacting Micron Investor Relations, Kipp Bedard, (208) 368-4465. Investors and security holders may obtain free copies of the documents filed with the SEC by Lexar by contacting Lexar Chief Financial Officer, Michael Scarpelli, (510) 580-8730.